Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Marshall Murphy

(469) 549-3005

Nationstar Mortgage LLC and Nationstar Capital Corporation

Commence Registered Exchange Offer for 10.875% Senior Notes Due 2015

Lewisville, TX (April 13, 2012) – Nationstar Mortgage LLC and Nationstar Capital Corporation (together, the “Company”), a leading residential mortgage loan servicer, today announced the commencement of an exchange offer for all of its outstanding $35,000,000 aggregate principal amount of 10.875% Senior Notes due 2015 (the “Initial Notes”), which are not registered under the Securities Act of 1933, as amended (the “Act”), for an equal principal amount of their 10.875% Senior Notes due 2015, which have been registered under the Act (the “New Notes”). The exchange offer will commence on April 13, 2012 and expire at 5:00 p.m. ET on May 11, 2012.

The New Notes are substantially identical to the Initial Notes, except that the New Notes have been registered under the Act, and will not bear any legend restricting their transfer.

The Company will accept for exchange any Initial Notes validly tendered and not withdrawn prior to the expiration of the exchange offer at 5:00 p.m. ET on May 11, 2012, unless the exchange offer is extended or terminated.

The terms of the exchange offer and other information relating to the Company are set forth in a prospectus dated April 13, 2012. A written prospectus providing the terms of the exchange offer may be obtained from Wells Fargo Bank, National Association, which is serving as the exchange agent for the exchange offer. Wells Fargo Bank, National Association can be contacted at:

Wells Fargo Bank, National Association

Corporate Trust Operations

MAC N9303-121

Sixth & Marquette Avenue

Minneapolis, MN 55479

By facsimile: (612)-667-6282

For Information or Confirmation by Telephone: (800) 344-5128

This press release does not constitute an offer to purchase any securities or the solicitation of an offer to sell any securities. The exchange offer is being made only pursuant to the prospectus dated April 13, 2012 and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

About Nationstar Mortgage LLC

Based in Lewisville, Texas, Nationstar currently services over 645,000 residential mortgages totaling nearly $107 billion in unpaid principal balance. Nationstar is also one of a few non-bank mortgage servicers to offer integrated loan origination capabilities, enabling the company to both mitigate its portfolio run-off and improve credit quality for loan investors. In addition, Nationstar offers a diverse array of complementary services for mortgage investors to improve asset performance including REO management and credit recovery. The company currently employs approximately 2,600 people, entirely based in the United States.

Forward Looking Statements

This press release includes “forward-looking statements,” which are statements other than statements of historical fact and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions. All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in “Risk Factors” contained in our Registration Statement on Form S-4, as filed with the Securities and Exchange Commission. We hereby make reference to all such filings for all purposes. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

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